Exhibit 11.2
Itaú Unibanco Holding S.A.
CNPJ 60.872.504/0001-23	A Publicly Held Company	NIRE. 35300010230

CORPORATE GOVERNANCE POLICY

1. Purpose

This Corporate Governance Policy (Policy) consolidates the principles and practices of Corporate Governance adopted by Itaú Unibanco Holding S.A. (Itaú Unibanco).

Corporate Governance involves the guidance and monitoring of the relationships between the Company, the Board of Directors and the Committees related to it, including the Audit Committee, the Executive Board , the Independent Auditors, the Fiscal Council, the company’s Stockholders and the Market. Good Corporate Governance practices add value to society, facilitating the company’s access to capital and contributing to its longevity.

The key principle upon which Itaú Unibanco’s Policy rests, is the quest for excellence in Corporate Governance with a view to strengthening and creating the best conditions for Itaú Unibanco’s development and that of its subsidiaries.

The Policy is linked to the Bylaws, the Internal Charters of the Board of Directors and other statutory bodies and Committees, to the Code of Ethics and other internal regulations of Itaú Unibanco, to consolidate and reflect the existing structures for protecting the interests of the stockholders and the market, acting as guidelines for the company’s management.

2. Regulatory Environment and Self-regulation

Itaú Unibanco is a publicly listed financial institution. Its shares are traded on three stock exchanges: the São Paulo Stock Exchange (BM&FBOVESPA), the Buenos Aires Stock Exchange (BCBA) and the New York Stock Exchange (NYSE). In the case of the latter two exchanges, trading is through the intermediary of depositary receipts (ADRs on the NYSE and CDEARs on the BCBA).

As a financial institution, the company is subject to the rules of the National Monetary Council (CMN) and the rules and supervision of the Central Bank of Brazil.

As a publicly listed company with shares traded on the aforementioned exchanges in Brazil, Argentina and the United States, Itaú Unibanco is subject to the rules and supervision of the local capital market regulators as applicable: the Brazilian Securities and Exchange Commission (CVM), the Argentine Comisión Nacional de Valores (CNV) and the US Securities and Exchange Commission (SEC), respectively, including Corporate Governance standards.

In Brazil, one of the principal regulations applicable to Itaú Unibanco stems from its adhesion to BM&FBOVESPA’s Special Corporate Governance Level 1 listing, effected on a voluntary basis in June 2001. According to Level 1 rules, Itaú Unibanco must adopt differentiated practices of corporate governance, such as greater transparency in rendering information to the market, maintenance of a minimum free float and share dispersion via public offerings as part of a process of respect for minority stockholder interests. In addition, in 2007, Itaú Unibanco signed up to the ABRASCA Manual for Control and Disclosure of Material Information.

In the United States, Itaú Unibanco is subject to the Sarbanes-Oxley Act of July 2002, as well as NYSE and SEC requirements (applicable to foreign issuers), among which are the need to establish an Audit Committee and the certification of the company’s internal controls and financial statements. The constitution of an Audit Committee is also contained in the Brazilian regulations (CMN Resolutions 3198/04 and CNSP 118/04).

3. Code of Ethics

Itaú Unibanco’s operations are based on principles which support an organizational culture focused on the advancement of people both personally and professionally, strict compliance with the rules and regulations and a permanent vocation for development. To help the organization implement these principles, Itaú Unibanco instituted a Code of Ethics in 2000, since widely disseminated throughout the company. This document is periodically revised in order to better adjust Itaú Unibanco to its place in the global environment.

4. Senior Management

Senior Management encompasses the General Stockholders’ Meeting and the following bodies: Board of Directors, Executive Board , Fiscal Council, as well as the Committees directly related to the Board of Directors, being the Strategy Committee, Appointments and Corporate Governance Committee, Personnel Committee, Capital and Risks Management Committee and Audit Committee, the later also being a statutory committee.

The aforesaid committees (Committees) maintain a relationship with the Board of Directors and have their members elected or nominated by this body; the purpose being to create conditions for the uniform treatment and systematization of subjects of strategic relevance and control of Itaú Unibanco. The Board of Directors and the Committees in their role as collegiate bodies seek to achieve consensus through dialog and systemic vision which characterize the management of Itaú Unibanco.

4.1. General Meetings

The company's supreme body is the General Stockholders’ Meeting, which meets on an ordinary or extraordinary basis as a result of convening pursuant to Law 6,404/76 (Brazilian Corporate Law).

The Ordinary General Meeting is held within the first four months of each year to receive, consider and vote on the financial statements presented by management, deliberate on the allocation of the net income for the fiscal year, distribution of dividends and the election of the members of the Board of Directors and the Fiscal Council. The Extraordinary General Meeting is held when convened to deliberate on key matters (which are not within the Ordinary General Meeting’s mandate).

4.1.1. Voting and Types of Shares

The Bylaws provides for two types of shares: common and preferred, both of them book entry, without par value and pertaining to a single class. Each common share gives its holder the right to one vote in the General Meetings.

The preferred shares carry no voting rights, except in specific cases provided in law, but grant their holder (i) priority in receiving the annual, non-cumulative minimum dividend of R$ 0.022 per share, which will be adjusted in the event of a stock splits or a reverse stock splits (ii) participation on equal terms with the common shares in the distribution of profits once the common shares have been assured dividends as determined in (i) above, and (iii) the right, in the event of an eventual sale of a controlling stake, to be included in the public share offering to ensure that they receive a price that is equal to 80% of the value paid per voting share pertaining to the block of controlling stockholders (tag along).

4.2. Board of Directors and Committees

The Board of Directors, acting as a collegiate body, is the mandatory organ of a publicly listed company. It is incumbent on this body (inter alia) to establish the general guidelines for the company’s businesses, to elect the members of the Executive Board and supervise the latter’s management. The operational and executive functions are incumbent on the Executive Board , respecting the guidelines established by the Board of Directors.

The structure, composition and powers of the Board of Directors are contained in Itaú Unibanco’s Bylaws and its rules for functioning are established in the Internal Charter. Based upon best Corporate Governance practice and to promote the renewal among the members on the Board of Directors, in 2006, Itaú Unibanco’s Bylaws introduced a provision, contingent on some transition rules for the ineligibility for election to the Board of Directors of persons 75 years of age or more. In 2009 this limit was reduced to 70 years of age.

The Board of Directors is made up of stockholders of Itaú Unibanco and may have between 10 (ten) and 14 (fourteen) members. At the first meeting following the General Meeting which elects it, the Board shall choose from among its peers, its Chairman and from 1 (one) to 3 (three) Vice Chairmen.

4.2.1. Independent Member of the Board of Directors

The independence of the Board Members is designed principally to protect the interests of the company and its minority stockholders, and to stimulate the debate of ideas which may differ from those held by the Directors nominated by the controlling stockholder block. In this context, the Internal Charter of the Board of Directors provides that the independent Directors may meet to examine specific themes of interest to the company, reporting back to the Chairman of the Board of Directors on matters raised and eventual suggestions on measures to be adopted.

An independent Director is characterized as one who has neither a commercial relationship nor one of any other nature with the company, with a company under the same control, with the controlling stockholder or with a member of a management body which may (i) be the cause of a conflict of interests; or (ii) be prejudicial to his capacity and impartiality of analysis and appreciation.

In this context, a person cannot be deemed independent when he/she, for example:

1. holds a stake, directly or indirectly in the capital stock of the company or any other company controlled by the former or under its joint control, equal or in excess of 5% (five per cent);

2. is part of a stockholders’ agreement or is connected to the controlling block, directly or indirectly (through the intermediary of a corporate entity or family relation*);

3. is or has been in the past three years an employee or officer of the company or of a company subject to the same control, or whose family member* is or was an officer of the company or of a company subject to the same control;

4. is or was (or whose family member* is or was), in the past three years, the responsible technical person, partner, officer, manager, supervisor or any other member, with a managerial function of the team involved in the work of the external audit of the company or of a company subject to the same control.

The Appointments and Corporate Governance Committee whose analysis shall not be necessarily restricted to the limits or relationships exemplified above, shall testify to a Director’s independence.

* Family members are spouses, blood relations or related by affinity directly or collaterally descended up to twice removed.

4.2.2. Committees Related to the Board of Directors

4.2.2.1 Strategy Committee

The principal function of the Strategy Committee is discussions, within the forum of the Board of Directors, of matters of material relevance and of high impact. It is also incumbent on the Committee: (i) to support the Board of Directors in discussion with the Executive Board of Itaú Unibanco on strategic guidelines with respect to business themes; (ii) to issue opinions and recommendation on strategic guidelines, thus providing support for the discussions and resolutions of the Board of Directors; (iii) to review investment opportunities presented by the Executive Board and which have a significant impact on the business; and (iv) to issue opinions and recommendations on investment opportunities presented, providing support for the discussions and resolutions of the Board of Directors.

With respect to Itaú Unibanco’s budgetary guidelines, it is incumbent on the Strategy Committee (i) to propose budgetary guidelines to the Board of Directors; (ii) to conduct with due thoroughness, discussion with the Executive Board in order to define budgetary guidelines; (iii) after discussion with the Executive Board, to recommend to the Board of Directors an opinion on the budget for the current year; and (iv) to advise and support the Chief Executive Officer in the monitoring of the corporate strategy for the budget.

To assist the Strategy Committee, the Economic Scenarios Sub-Committee, comprised of executives form the Corporation with unquestionable expertise in the subject, shall provide macroeconomic inputs to the Committee to support its considerations on the definition of strategy, investment and budgets.

The members of the Strategy Committee are elected annually by the Board of Directors and may be members of the Board itself, the Executive Board of the Corporation and of controlled companies, or professionals of undoubted knowledge in the area.

4.2.2.2 Appointments and Corporate Governance Committee

The Appointments and Corporate Governance Committee has as its principal function the monitoring of the governance of the Corporation, particularly in relation to matters with respect to the Board of Directors.

In this context, it is incumbent on the Appointments and Corporate Governance Committee: (i) to identify, analyze and propose candidates for the Board to present to the General Meeting, determining whether the candidate shall be deemed an independent director, if elected; (ii) to periodically review the criteria for defining an independent director pursuant to the principles of governance and the applicable regulations, recommending the Board as to any modifications deemed necessary and reevaluating the condition of each Director in the light of the new criteria on independence that may eventually be established; (iii) to evaluate the functioning of the Board of Directors; (iv) to discuss and make recommendations on the succession of the Chairman of the Board of Directors and of the Directors; (v) to discuss and make recommendations on guidelines and processes for selection and appointment of the Chief Executive Officer; (vi) to discuss and make recommendations on the succession of the Chief Executive Officer; and (vii) to assist in the identification of the Directors duly qualified to fill vacancies on the Committees which are subordinate to the Board of Directors, including the Appointments and Corporate Governance Committee, specifically providing an opinion on the independence and the financial specialization of the Audit Committee. Whenever it deems to be convenient, the Committee shall propose changes in the composition of the Board of Directors and the Committees, which are subordinated to it as well as propose amendments to the structure of Committees, which are subordinate to it, including the creation and/or extinguishment of Committees.

The Appointments and Governance Committee is also responsible for evaluation of the performance of the Board of Directors, with responsibility for (i) recommending evaluation processes for the Board of Directors, Directors, Chairman of the Board, Committees and the Chief Executive Officer; and (ii) provide methodological and procedural support in the evaluation of the Board of Directors, Directors, Chairman of the Board, Committees and the Chief Executive Officer. It is also incumbent on this Committee to propose the allocation among the Directors of the aggregate compensation established by the General Meeting.

Finally, on the basis of criteria pre-established by the Board of Directors, the Appointments and Governance Committee shall analyze and give its opinion on situations of potential conflicts of interest between the Directors and corporations that are components of the Itaú Unibanco Conglomerate, particularly (i) in situations arising from external activities undertaken by the Directors, such as the participation of members of the Board of Directors or the Executive Board in statutory bodies not linked to the Itaú Unibanco Conglomerate; and (ii) transactions between Directors and corporations which are integral components of the Itaú Unibanco Conglomerate.

On an annual basis the Board of Directors shall appoint Directors to sit on the Appointments and Corporate Governance Committee. Notwithstanding, the Committee may also invite officers from the Corporation and specialists in human resources and corporate governance to sit on the Committee.

4.2.2.3. Personnel Committee

The Personnel Committee has the powers to propose models of compensation for the Corporation, guiding and inspiring the organization’s comportment; to propose a compensation package for the Chief Executive Officer for approval by the Board of Directors; to evaluate and approve the compensation packages proposed by the Chief Executive Officer for the Vice Presidents and Executive Officers of the Corporation and for Itaú Unibanco S.A., including fixed and variable income, benefits and long term incentives; to approve the granting of stock options of the Corporation, the Committee being responsible for the institutional decisions within the scope of the stock option plans sponsored by the Corporation, and to guarantee that the Board of Directors be informed of any material information with respect to compensation at all salary levels of the corporations comprising the Itaú Unibanco Conglomerate.

In addition, it is incumbent on the Personnel Committee (i) to propose guidelines for policies of recruitment, evaluation and career development of the corporations pertaining to the Itaú Unibanco Conglomerate, assuring the development of successors to all the key positions; (ii) to discuss, monitor and counsel the Executive Board on the career of key talents in the Itaú Unibanco Conglomerate (from 100 to 150 people), this not necessarily to be defined on the basis of hierarchy, thus analyzing the effectiveness of the defined policies; (iii) to monitor the performance of the key executives of the Itaú Unibanco Conglomerate, evaluating the results in comparison with the planned targets; (iv) to monitor the result of the trainees program (recruitment during the year, evolution of the trainees from previous years and overall analysis of the program); (v) to be informed of the system of evaluation used by the Executive Board to appraise Itaú Unibanco Conglomerate’s employees, analyzing their compliance with stipulated guidelines; and (vi) to provide support in the definition of guidelines for mentoring.

Finally, the said Committee has the function of advising on the skills and profile of talents necessary for the Itaú Unibanco Conglomerate to achieve its aspirations over the medium term in line with ethical and moral principles; to review the profiles of the leading executives to be hired, recommending hirings to the Chief Executive Officer and when this involves a position on the Executive Board, to the Board of Directors; to recommend general recruitment policies; to be informed on what companies in the same sector are seeking as a profile for their own key executives; to advise on the hiring of consultants and specialists to assist in the process of hiring; to monitor the number of people for the business units in comparison with planned targets; to discuss the culture, suitability of profile and training needs; to be informed on policies for courses and processes for improving skills employed by the Executive Board to train the organization’s best talents; and to support the definition of further education programs.

The Board of Directors shall on an annual basis appoint the Directors who shall comprise the Personnel Committee. Notwithstanding the Committee shall also invite executives from the Corporation and specialists in the area of human resources and corporate governance to sit on the Committee.

4.2.2.4. Capital and Risks Management Committee

The Capital and Risks Management Committee was established in 2008 in compliance with CMN’s resolutions and as part of the process of reinforcing the structure of internal controls. The Committee comprises members elected annually by the Board of Directors from among its number, from the Executive Board of the Corporation and from subsidiaries, and from among professionals of proven knowledge in the area of capital and risk management.

It is incumbent on the Committee (i) to review policies and assist in the definition of the general philosophy of the Itaú Unibanco Conglomerate in relation to risk; (ii) to propose and discuss procedures and systems for measuring and managing risk; (iii) to recommend limits for risk and level of control s(at a high level); (iv) to be informed on the best practices in relation to exposure to significant financial risks; (v) to be informed by the Executive Board on themes material to risk exposure; (vi) to receive and analyze reports from the Executive Board as to the monitoring, control and limits of risks of the Corporation; (vii) to monitor the performance of the Itaú Unibanco Conglomerate in relation to exposure to risk, including the monitoring of risk of large accounts; (viii) to discuss and review limits of exposure to credit, market and operational risk; (ix) to discuss activities, fiduciary policies and asset management; (x) to review liquidity positions and financing of the corporations which are components of the Itaú Unibanco Conglomerate; (xi) to discuss and monitor allocation and structure of capital (economic, regulatory and rating); (xii) to recommend limits in the allocation of capital considering risk-return and ensuring compliance with regulatory requirements; and (xiii) to revise the performance and allocation of capital in relation to levels of risk.

4.2.2.5. Audit Committee

A statutory body instituted by the General Stockholders’ Meeting in April 2004, the Audit Committee is specific to institutions authorized to operate by the Central Bank of Brazil and for corporations supervised by the Private Insurance Commission, components of the Itaú Unibanco Conglomerate ,and reporting to the Board of Directors. This Committee complies in full with the determinations of CMN Resolution 3198/2004, CNSP Resolution 118/2004, the Sarbanes-Oxley Act and the NYSE’s regulations, in the case of the latter two, insofar as the regulations are applicable to foreign private issuers.

Pursuant to its Internal Charter, approved by the Board of Directors, it is incumbent on the Audit Committee to supervise: (i) the internal controls process and risk management; (ii) the activities of the internal audit; and (iii) the activities of the independent audit companies of the Itaú Unibanco Conglomerate.

It is also incumbent on the Committee to oversee (i) the quality and integrity of the financial statements (ii) compliance with the legal and regulatory requirements; (iii) operations, independence and quality of the work of the independent audit companies; (iv) operations, independence and quality of the work of the Internal Audit; and (v) the quality and effectiveness of the internal controls and risk management systems.

The Audit Committee is made up of at least three, and at the most seven members, elected annually by the Board of Directors from among its number and professionals with proven knowledge in the area of accounting and auditing, observing that (i) the chairman’s position, the occupant of which shall be appointed by the Board of Directors, shall be exercised by a Director; and (ii) at least one of the members of this Committee shall be designated as the Financial Specialist. The election of the members of the Audit Committee normally takes place at the meeting of the Board of Directors that elects the Executive Board of Itaú Unibanco. The election takes into account the criteria of independence required under Audit Committee Regulations and in the applicable general regulations.

In addition, the Committee shall individually or jointly with the respective independent audit of the Itaú Unibanco Conglomerate, communicate formally to the Central Bank of Brazil and to the Private Insurance Commission eventual evidence of: (i) failure to comply with the legal norms and regulations, that may put at risk the continuity of any of the corporations of the Itaú Unibanco Conglomerate; (ii) fraud of any value perpetrated by the management of any of the corporations in the Itaú Unibanco Conglomerate; (iii) material fraud practiced by employees of any of the corporations of the Itaú Unibanco Conglomerate, or by third parties; and (iv) errors which result in material inaccuracies in the financial statements of any of the corporations of the Itaú Unibanco Conglomerate.

In the semesters ending June 30 and December 31, the Audit Committee is responsible for preparing the "Audit Committee Report", which includes information required by the prevailing regulations. In the December 31 Report, in addition to the mandatory information, focus is also placed on aspects relative to (i) formal evaluation of the work undertaken by the internal and external audit during the fiscal year; (ii) self-evaluation of the Committee; and (iii) training of Committee members.

In conjunction with the semi-annual and annual financial statements of the Itaú Unibanco Conglomerate, a summary of the Audit Committee Report is published with its principal information. Finally, the Audit Committee Report is held at the disposal of the Central Bank of Brazil, the Private Insurance Commission and the Board of Directors for a minimum period of five years from its preparation.

4.3. Fiscal Council

The Fiscal Council is an independent body comprising from 3 (three) to 5 (five) members elected by the General Meeting to monitor the activities of management and the independent auditors. The composition, functions and responsibilities of the Fiscal Council are established in its Internal Charter. Its responsibilities include the preparation of a technical report on the quarterly and annual reports to be submitted for approval of the stockholders (these reports must be made available to stockholders at least one month before the date set for the Ordinary General Meeting). The preferred stockholders have the right to elect one standing member and his/her respective alternate to the Fiscal Council. Minority stockholders representing together 10% (ten per cent) or more of the voting shares are equally entitled to elect one councilor and his/her alternate.

Pursuant to the Bylaws of Itaú Unibanco, the Fiscal Council is not permanently installed and in accordance with the Brazilian Corporate Law, its installation depends on a resolution on the part of the Board of Directors. However, in practice the Fiscal Council has been installed without interruption since 2000. The members nominated by the controlling group of Itaú Unibanco are independent professionals and have an in depth experience of the financial market.

5. Stockholders’ Rights

5.1. Dividends Policy

Since July 1980, Itaú Unibanco maintains a dividend distribution policy of monthly payments of dividends and semi-annual and annual complementary payments.

The stockholders have the right to receive a mandatory dividend in each fiscal year. The dividend value may be no less than 25% (twenty-five percent) of the net income reported in the same fiscal year, adjusted for the decrease or increase in values specified under letters "a" and "b" of subsection I of Article 202 of Law 6,404/76 and pursuant to subsections II and III of the same legal provision. In addition to the mandatory dividend, the Board of Directors may (i) propose to the Ordinary General Meeting the payment of dividends calculated on the basis of retained earnings, revenue reserves and in some cases capital reserves and (ii) establish the payment of interest on capital. Interim dividends or interest on capital are integral to the mandatory dividend for the fiscal year.

5.1.1. Dividend Reinvestment Program

The Dividend Reinvestment Program (PRD) was created in 2004 as one more benefit to the stockholders of Itaú Unibanco. Through this program, stockholders can automatically reinvest their dividends in the purchase of company preferred or common shares. Any stockholder that holds a current account with Itaú Unibanco S.A. is eligible to participate in the PRD, whether a private individual or a corporate entity.

Itaú Unibanco’s PRD was the first dividends reinvestment program of a Brazilian company, registered and approved by the Brazilian Securities and Exchange Commission - CVM. It has the following advantages for the Itaú Unibanco stockholder: (i) it offers a reliable, efficient, systematic and organized alternative for the purchase of shares; (ii) it allows individual share purchase bids to be bundled with the bids of all other stockholders of the same company that have signed up to the PRD; this permits an increase in investment volume and a consequent reduction in brokerage fees compared with the standard form of share acquisition; and (iii) it fosters a gradual increase in the participation in the company’s capital, and in distributed dividends.

5.2. Tag Along

Tag Along rights are a defense mechanism for minority stockholders (not part of the controlling stockholder block), which ensures such stockholders a minimum price to be paid per share held in the event of an eventual sale of a controlling interest in the company.

Brazilian corporate legislation dictates that when a publicly listed company is sold, the acquiring entity must make a public offering to acquire the common shares of the minority stockholders at a price at least equal to 80% (eighty percent) of the value per share paid to the controlling group. At a General Meeting held in April 2002, Itaú Unibanco extended the same tag along privileges to preferred stockholders. Thus, tag along rights at Itaú Unibanco give the right not only to the holders of common shares (as enshrined in law), but also to the holders of preferred shares.

BM&FBOVESPA has included Itaú Unibanco in ITAG - Special Tag Along Stock Index. The Exchange established this index to differentiate and add value to companies that dedicate greater attention and care to their minority stockholders.

6. Transparency

6.1. Investor Relations

The Investor Relations (IR) area’s policy is to disseminate information on Itaú Unibanco in a transparent and accessible manner as the basis for an investment in the company’s shares. In this way the area seeks to consolidate and maintain the Itaú Unibanco’s image of leadership and innovation in the capital markets, always reinforcing respect for legal and ethical principles.

Public meetings undertaken by the IR area are one of the most important and appreciated channels of communication by investors, analysts and stockholders. The opportunity to discuss strategies and reported earnings with senior management can be a decisive factor in reaching investment decisions. BM&FBOVESPA requires that companies with a Corporate Governance level listing undertake an investors meeting at least once a year.

Since 1996, Itaú Unibanco has promoted public meetings in the different APIMEC (National Association of Capital Markets’ Analysts and Investment Professionals) regions as well as various overseas presentations. At these meetings and presentations with the domestic and international financial community, Itaú Unibanco endeavors to explain its performance, strategy for creating stockholder value and the outlook for the future, among other themes of investor interest.

Among other salient points in the Investor Relations policy are the area’s website and the National and International Conference Calls with stockholders, research analysts and potential investors. The latter events are held quarterly one day after the Itaú Unibanco Financial Conglomerate’s earnings are released and under certain circumstances, following the disclosure of material facts. These initiatives play a key role in Corporate Governance practices: they establish, in a dynamic and democratic way, the opportunity for direct contact between stockholders, the market and Itaú Unibanco Holding facilitating access to pertinent information on the company.

6.2. National and International Stock Indexes

In pursuing its objective of excellence in Corporate Governance, Itaú Unibanco has been successful in becoming a component of the principal stock indexes which measure the degree of the company’s adhesion to practices which are recognizably effective in this area. The indexes included ITAG, already mentioned above, and IGC - BM&FBOVESPA’s Special Corporate Governance Stock Index, a listing which encompasses those companies able to offer greater investor security.

In the same direction, Itaú Unibanco’s shares have now become a component of BM&FBOVESPA’s Corporate Sustainability Stock Index (ISE). This index was established in conjunction with various institutions, among them the Brazilian Institute of Corporate Governance, so becoming a benchmark for socially responsible investment and a catalyst for good practice in the Brazilian business métier.

Itaú Unibanco’s shares have been a component of the Dow Jones Sustainability World Index (DJSI World) since its inception in 1999. DJSI World selects companies with recognized corporate sustainability, with the capacity to create stockholder value over the long-term by successfully maximizing opportunities and managing risks associated to economic, environmental and social factors. The index considers not only financial performance but also more especially, the management quality of the company which should combine economic value with social and environmental activities as a means towards long-term sustainability.

6.3. Policy for Disclosure of a Material Act or Fact, Trading Policy and Disclosure and Trading Committee

CVM Instruction 358 of July 2002 established that listed companies must adopt a Policy for Disclosure of a Material Fact or Act (Disclosure Policy) and may adopt a Trading Policy for Own Shares Issue (Trading Policy). Both policies have been adopted by Itaú Unibanco.

In addition to adopting the Disclosure and Trading policies, Itaú Unibanco has expanded the scope of the above mentioned Instruction, creating a specific committee for the management of the Policies. Among joint stock companies, it was a pioneer in the creation and operation of this committee, always focused on the best practices of Corporate Governance.

The Disclosure and Trading Committee’s primary function is to manage the Trading and Disclosure Policy. Its scope covers a range of internal actions for improving the flow of information and overseeing the ethical conduct of management and employees that are signatories to the Policies in order to: (i) ensure the transparency, quality, equality and accuracy of the information rendered to the stockholders, investors, the press, government authorities and other capital market entities; (ii) respect and implement the criteria established in the Policies in order that Itaú Unibanco’s management, stockholders, controllers and employees as well as third parties that have a professional relationship or one of trust with the company, comply with ethical and legal standards in the trading of the company’s securities, or values to which they are indexed; (iii) to evaluate the guidelines and the procedures of the Trading Policy and those guidelines to be met in the disclosure of an act or material fact and in maintaining the confidentiality of this information, established by the Disclosure Policy, as well as the prior analysis of the content of announcements to the press; (iv) to monitor and regulate the adhesion of management and other employees of the Itaú Unibanco Financial Conglomerate to the Policies, and (v) investigate cases of infringement of the Policies, notifying eventual infractions to the Board of Directors and the Ethics Committee.

The Committee is made up of the Investor Relations Officer and from 2 (two) to 10 (ten) persons elected annually among the members of the Board of Directors, the Executive Board of the Corporation and of the controlled companies and among professionals of recognized knowledge in the capital markets’ area.

Operating Rules for Treasury

In November 2004, as a result of broad-based national and international survey on best Corporate Governance practice, Itaú Unibanco became the first Brazilian company to voluntarily adopt operating Rules for Trading Own Shares as Treasury Stock (Rules). The Rules were introduced to govern trading in shares of the company’s own issue executed by Itaú Unibanco on the stock exchanges where its shares are traded.

In Itaú Unibanco management’s view, the adoption of these Rules has resulted in innumerous benefits, among which are the reduction of operational financial and strategic risk, the creation of an in-house culture for these operations in the capital markets, the reduction in the possibility of market concentration or inappropriate price formation, reinforcement of a securities buyback strategy focused on the preservation of liquidity and generating stockholder value. All this results in greater transparency for this type of operation.

7. Stock Option Plan

Since 1995, Itaú Unibanco has adopted the practice of including stock option grants in the compensation of its executives and those of its subsidiaries.

The purpose of the Stock Option Plan is to integrate executives into the company’s development over the medium to long-term, providing them with the opportunity of participating in the additional value which their work and dedication has brought to the company. The management of this Plan is incumbent on the Personnel Committee which every year designates people considered eligible to options grants as well as the quantity and price of each option grant sponsored by the Corporation.

8. Business with Related Parties

Business conducted between Itaú Unibanco and related parties is based on respect for legal and ethical norms.

These norms are not restricted to the capacity of Itaú Unibanco to conclude transactions with its financial institution affiliates in the interbank market and conducted at the same prices, terms and rates as those prevailing in the market. These operations are eliminated from the consolidated position and from the results of the operations of Itaú Unibanco, supervised by the independent auditors and published quarterly in the Account Statements.

The other contracts with related parties adopt the same criterion of strict compliance with the legislation to exclude any intercompany partiality or favoritism towards the controlling stockholder group. For this reason, these contracts are always subject to exhaustive analysis by Senior Management. Should the transactions be executed having as a party, members of the Board of Directors of Itaú Unibanco, they shall be examined by the Appointments and Corporate Governance Committee.

9. Socio-Environmental Responsibility

Itaú Unibanco’s socio-environmental practices are characterized by the ethical and transparent relationship which the company enjoys with employees, customers, stockholders, suppliers, governments, non-governmental organizations, the press, partners, communities and other strategic stakeholders. These practices are based upon the respect for the human being, legality and diversity as well as the commitment to the quality of products and services and with the preservation of the environment. The company relies on two internal bodies of governance which are made up of representatives from various areas: the Socio-environmental Responsibility Commission and the Socio-environmental Responsibility Executive Committee.

Itaú Unibanco communicates with its strategic public through various channels, among which are the Itaú Social Foundation and the Itaú Cultural Institute. Both are catalysts for the company’s social investments, the former focused on quality public school education and the second on the dissemination of Brazilian culture.

Itaú Unibanco’s collegiate bodies (Board of Directors, committees and commissions) are also involved in discussions on the socio-environmental theme. Among these organs, the most important are the Senior Ethics Commission, the Audit Committee, the Disclosure and Insider Trading Committee and the Commission for Prevention and Fight against Illegal Activities Commission.

The campaign undertaken by Itaú Unibanco S.A., a wholly owned subsidiary of Itaú Unibanco, denominated the Rational Use of Credit as well as Itaú Unibanco’s adhesion to the Equator Principles are both emblematic of the organization’s concern with credit policies and sustainable development which are aligned to the aspirations of contemporary society.

10. Itaú Unibanco’s Vision

Itaú Unibanco’s focus is on creating stockholder value. One of the means of achieving this is through the adoption of best Corporate Governance practice, a continuous and long-term process directed towards the company’s sustainable growth.

In this context, values of transparency, ethics and a constant concern with the community together with a high degree of social and environmental responsibility are upper most; the consequence being the strengthening of Itaú Unibanco as a solid and long-lasting organization.